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                                                                      EXHIBIT 11


Statement re:  computation of per share earnings


                                                          Year Ended         Year Ended          Year Ended
                                                           12/31/94           12/31/95            12/31/96
                                                          -----------       ------------       -------------
Primary shares:
 Weighted average shares outstanding                       29,458,400         29,458,400         30,555,121
 Net effect of dilutive stock options, calculated
  using treasury stock method and avg. mkt. price                                                   195,194
                                                          -----------       ------------       -------------
     Total                                                 29,458,400         29,458,400         30,750,315

Fully diluted shares:
 Weighted average shares outstanding                       29,458,400         29,458,400         30,555,121
 Net effect of dilutive stock options, calculated
  using treasury stock method and period end price                                                  275,211
                                                          -----------       ------------       -------------
     Total                                                 29,458,400         29,458,400         30,830,332

Pro forma net income:
 Income before taxes and extraordinary item                $1,474,995         $3,188,442         $9,403,168
 Pro forma provision for taxes                               (583,361)        (1,261,029)        (3,718,953)
                                                          -----------       ------------       -------------
 Income before extraordinary item                             891,634          1,927,413          5,684,215
 Extraordinary item                                                                              (1,215,405)
                                                          -----------       ------------       -------------
     Pro forma net income                                    $891,634         $1,927,413         $4,468,810


Primary income before extraordinary item per share              $0.03              $0.07              $0.18
                                                          ===========       ============       =============

Primary net income per share                                    $0.03              $0.07              $0.15
                                                          ===========       ============       =============


Fully diluted income before extraordinary item per share        $0.03              $0.07              $0.18
                                                          ===========       ============       =============


Fully diluted net income per share                              $0.03              $0.07              $0.15
                                                          ===========       ============       =============